UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 20, 2013

DAIS ANALYTIC CORPORATION
(Exact name of registrant as specified in its charter)

New York	000-53554	14-760865
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification No.)

11552 Prosperous Drive
Odessa, Florida 33556
(Address of Principal Executive Offices)(Zip Code)

(727) 375-8484
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Copies to:

Peter DiChiara, Esq.
SICHENZIA ROSS FRIEDMAN FERENCE LLP
61 Broadway, 32nd Floor
New York, New York 10006
Telephone: (212) 930-9700
Facsimile: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 20, 2013, the Board of Directors (the “Board”) of Dais Analytic Corporation (the “Company”) apporinted, Thomas E. Turner, age 65, to fill a board vacancy.  Mr. Turner is currently the Chairman of Cabo Vida Group, a company that is developing a condominium community and constructing custom homes in Costa Rica.  He also serves as a consultant to Golden Gate Capital.  Mr. Turner also serves as a director of Qylur Security Systems and Host.net BroadbandOne, both private companies, and has served as a director for Pacinian, a private company.  Mr. Turner also served as an executive of ADS Imaging from 2009 to 2011.  During his career he has been President and/or CEO of Wang Canada Limited, Datamax Corporation, and Itronix.  He has had senior management positions at The City of New York, Graphic Systems, Wang Laboratories, Symbol Technologies, WhereNet, and General Dynamics.  Mr. Turner’s expertise in advising and operating small technology businesses will be an asset to the Board.

Mr. Turner is the natural person with voting power for a limited liability company that entered into Stock Purchase Agreement with the Company on July 11, 2013.  Pursuant to such Stock Purchase Agreement, as amended, the Company issued 2,850,000 restricted shares of the Company’s common stock at a purchase price of $0.10 per share for a total of $285,000.  With the issuance of the common stock, the Company issued warrants (the “Warrants”) to purchase 712,500 shares of the Company’s common stock at $0.50 per share.  The Warrants are exercisable for 60 months.

There are no arrangements or understandings between Mr. Turner or any other persons pursuant to which Mr. Turner was appointed as a director.  Mr. Turner does not have any family relationships with any of the Company’s other directors or executive officers.  As part of his appointment, Mr. Turner received a stock option grant for 300,000 shares.  The stock option grant was for $0.07 per share and may be exercised, subject to the terms and conditions of the grant, for a period of  up to ten years after the grant.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dais Analytic Corporation

Dated: December 27, 2013	By:	/s/ Timothy N. Tangredi
Timothy N. Tangredi
Chief Executive Officer and President

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